Exhibit 33.4

Securities Servicing

The Bank of New York

Trust Company, N.A.

10161 Centurion Parkway

2nd Floor

Jacksonville, FL 32256

March 27, 2008

Goal Financial, LLC

1229 King Street

Alexandria, VA 22314

The Bank of New York Trust Company, N.A. has delivered a Management Report on Assertion of Compliance with Applicable Servicing Criteria dated as of February 29, 2008 (“Management Report”) for Goal Capital Funding Trust 2007-1 (the “Transaction”). The Bank of New York Trust Company, N.A. reported material noncompliance with Item 1122 (d) (2) (i) of Regulation AB in the Management Report, however, the servicing criteria set forth in Section 1122 (d) (2) (i) of Regulation AB was not a servicing criteria which The Bank of New York Trust Company, N.A. was required to perform for the Transaction; therefore, such noncompliance by The Bank of New York Trust Company, N.A. with respect to such servicing criteria does not pertain to the Transaction.

Sincerely,

THE BANK OF NEW YORK

TRUST COMPANY, N.A., as Trustee

/s/ Brett Conners
Brett Conners Trust Associate